Exhibit 5.1 and Exhibit 23.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

January 8, 2021

AdaptHealth Corp.

220 West Germantown Pike, Suite 250

Plymouth Meeting, PA 19462

Ladies and Gentlemen:

We have acted as counsel to AdaptHealth Corp., a Delaware corporation (the “Company”), in connection with (i) the offer and sale by the Company of 8,450,000 shares (the “Primary Shares”) of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (ii) the offer and sale by a certain selling stockholder of 750,000 shares (the “Secondary Shares” and together with the Primary Shares, the “Shares”) of Class A Common Stock. The Shares were offered pursuant to Registration Statement on Form S-3 (File No. 333-251452) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2020 and declared effective on December 30, 2020, and the related prospectus contained in the Registration Statement, as supplemented by the final prospectus supplement, dated January 5, 2021 and filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (as so supplemented, the “Prospectus”).

We have examined copies of the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Company, the Registration Statement, the Prospectus, relevant resolutions adopted by the Company’s Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

1.            The Primary Shares, when issued, sold and paid for in accordance with the terms set forth in the Prospectus and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.            The Secondary Shares have been validly issued and are fully paid and non-assessable.

AdaptHealth Corp.

January 8, 2021

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other country, state or jurisdiction.

The opinions expressed herein are limited to matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions after the date hereof. The opinions expressed herein are rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference into the Registration Statement, and to the use of our name under the heading “Legal Matters” in the Registration Statement and in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP